Exhibit 99.1

nerdy

Q2 | 2022

Earnings Release

Varsity Tutors
Microeconomics
Select Class
Calculus 2

nerdy Q2 | 2022 Earnings Release

I realized what a great value my membership is.

- Leslie, Learning Member

“I just purchased 4 hr monthly 1-on-1 tutoring per month membership yesterday and [I’m] already extremely satisfied. [I’ve] been blown away by their customer service and quality of classes offered. My subscription includes unlimited classes for all members of our family. After browsing classes offered I realized what a great value my subscription is. High quality courses such as Minecraft and Roblox coding and many more. Found classes for all members of our family. Have already taken grade assessment test for my son. I highly recommend.”

Small group tutoring has been highly effective.

- Dr. Nimisha Bhatt, Peoria Public Schools

“Small group tutoring from Varsity Tutors has been highly effective in repairing or advancing skills that students may have missed during the course of the year.

In addition, the Varsity Tutors’ Learning Lab has been an effective assessment tool to analyze the skills students need support in learning next and provide a focus during tutoring. Overall, we are impressed with Varsity Tutors and their support to drive student engagement in the content they are learning.”

We know [tutoring] works.

- The White House

Statement on the National Effort to Support Student Success, July 5, 2022

“We know what works: fully staffed schools, and personalized support for students through high-quality tutoring, summer learning and enrichment, and afterschool programs that help students not only make academic gains, but also stay connected to school and one another.”

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A Note to Our Shareholders

As we head into the back-to-school season for the 2022-2023 school year, we continue to see tremendous potential for Nerdy to transform the way that people learn. During the quarter, we executed against a product strategy that delivers on our ‘always on’ vision for both consumer and institutional customers. This includes the launch of Learning Memberships for consumers and the launch of On Demand and Teacher Assigned offerings for K-12 schools.

We continue to experience strong demand for our product offerings. In the second quarter of 2022, Nerdy delivered revenue of $42.2 million – above our guidance range of $37-40 million and up 29% – as compared to the second quarter of 2021. While summer travel and vacationing was heightened and consumption seasonally declined as the school year ended, we are not observing any discernible macroeconomic pressures on demand for our product offerings at this time.

We also experienced continued strength in our marketplace dynamics with Active Learners up 36%, Online Sessions up 35%, and the number of Active Experts on the platform up 42% compared to the second quarter of 2021. Our results reflect healthy marketplace dynamics and continued momentum in both our consumer and institutional businesses as we head into the back-to-school season. The combination of new ‘always on’ offerings, our ever growing dataset, and our AI-enabled personalization platform will enable us to create deeper, and longer lasting Learner and Expert relationships, setting us up for outsized growth and superior unit level economics heading into 2023 and beyond.

Consumer

As Learners increasingly focus on achieving academic excellence and high grades, and professionals seek opportunities for incremental growth and upskilling, we continue to see strong demand for our offerings, including our new Learning Membership.

Over the course of the second quarter we expanded Learning Memberships, which brings together the entire suite of Varsity Tutors offerings into one product for a single monthly fee. This first-of-its-kind all-inclusive offering provides students with access to a comprehensive array of resources to ensure students have personalized and ongoing support regardless of what they are learning, where they might need help, and how they might want to learn.

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Point
Draw
Type
Math
Stickers
Arrows
Write
Beginning Coders
Select Class
Trigonometry
The Number Line
Personal Learning Plan
47%
Properties of Operations
Simple Equations with Unknown Angles
Simple Equations with Known Angles
Simple Equations with Unknown Angles
Word Problems Leading to Equations and Inequalities

Learning Membership Model

Q2 Earnings Release 2022 4 Learning Membership Model Learning Memberships deliver a comprehensive learning solution that includes access to 1-on-1 tutoring, unlimited live group classes, celebrity-taught live and on-demand lessons, adaptive assessments, and self-study modules. Learning Memberships are for learners of all ages - from kindergarten to college and adult learners. We’re continuing to invest to expand and broaden the product depth with even more learning solutions for our members to deliver unparalleled and enhanced value.

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Q2 Earnings Release 2022 5 1-on-1 Tutoring • Varsity Tutors intelligently matches Learners with Experts using artificial intelligence and machine learning to create a personalized plan tailored to each student’s unique needs • 4 or 8 hours a per month across any subject • Available in both recurring scheduled and instant live formats Live Academic and Enrichment Classes • Unlimited live group classes • Approx. 250 live class options offered per week • Available in 3 live class types: Drop Ins, Scheduled/ Sequential, and StarCourses Celebrity-led StarCourses • Exclusive access to StarCourse instructors • Live, face-to-face interactions and Q&A • Member exclusive events • Access to On Demand Library of past StarCourses Self-Study Platform • Comprehensive destination for personalized learning • Access to adaptive assessments across more than 50 subjects • Access to 100,000+ practice problems • Access to Codeverse platform (coming soon) Learning Memberships include access to four learning modalities:

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LEARNING MEMBERSHIP BENEFITS

We’ve leaned into rolling out Learning Memberships as a result of strong performance signals and positive customer feedback. Among Learners, early data shows higher satisfaction, higher customer retention as measured by continued tutoring usage, and higher engagement as measured by enrollment in live classes when compared to package clients.

We also anticipate that Learning Memberships will create healthy marketplace dynamics by driving more and more consistent engagement across our Expert network.

Encourages Multi-format Engagement

We’ve historically observed a 20%+ increase in bookings when a package client engaged in just one additional learning format beyond 1-on-1 tutoring. If a package client engaged in 4+ learning formats the lifetime bookings grew by over 100%. By combining all of our products into a singular solution with all-inclusive pricing, we’re making it easy and affordable for Learners to engage in multiple learning formats, which we can see in our early cohorts who are already adopting our class format at higher levels than historical package clients. Over time, we expect that continued multi-format engagement will lead to significantly better lifetime value (LTV) and customer economics for Learners, and will also provide even more opportunities for Experts to engage and earn outside of 1-on-1 instruction.

Tremendous Value to the Customer

Our Learning Membership prices range from $200 to more than $500 per month, which is a significantly lower upfront cost than the rest of the tutoring market where customers typically pre-pay $1,000-$1,500+ to get started. Additionally, our monthly price goes beyond tutoring and includes an extensive catalog of additional learning resources that customers would normally have had to purchase from multiple disparate companies. Early customer feedback indicates customers like the value, flexibility, and pricing of our Learning Memberships. We believe that the lower upfront costs and tremendous value will make our platform more widely accessible and significantly widen our total addressable market.

Long-Term, Consistent Learning

We believe the transition from an à la carte transactional model to a recurring, always on relationship will lead to longer-term and more consistent engagement with the platform, while also allowing us to serve our customers ongoing learning needs across the entirety of their education lifecycle. We’ve begun to see this with our early cohorts, as measured by increased engagement over time. We also believe this will have a significant impact on Expert engagement and retention, as Experts are seeking longer-term and more consistent earning opportunities.

nerdy	Q2 Earnings Release 2022	6

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PRODUCT EXPANSION

codeverse®

Addison008
From friends
Recent updates

Q2 Earnings Release 2022 7 We’re continuing to invest to expand and broaden the product depth with even more learning solutions for our members to deliver unparalleled and enhanced value. An example of our product expansion strategy is the acquisition of Codeverse, which we completed in July and are announcing today. Codeverse created one of the world’s first programming languages and developer tools designed just for kids, teaching elementary school students how to code through both self-guided asynchronous products and live 1-on-1 instruction. With the coding market being one of the fastest growing areas of enrichment within the K-12 audience, adding Codeverse to our product portfolio will allow us to deliver even more value for our K-12 members and school district partners. We intend to integrate Codeverse into our all-inclusive Learning Membership later this year and make it available to our institutional customers next year. PRODUCT EXPANSION

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Q2 Earnings Release 2022 8 From the inception of Varsity Tutors for Schools in August of last year through July 31, 2022, we have already contracted with over 180 unique school district partners – and we are just scratching the surface of the opportunity to partner with schools as they seek to support their teachers with supplemental learning resources. PRODUCT EXPANSION Institutional

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Q2 Earnings Release 2022 9 Teacher Assigned Launching for the first time this fall, Teacher Assigned brings together multiple modalities of learning and allows teachers to decide which students receive additional support. Teachers assign hours and identify where students are struggling so tutors can provide personalized support from the very first session. Students work consistently with the same tutors in each content area, enabling tutors to build strong relationships as an extension of the teaching team. On Demand Tutoring As districts look to offer 24/7 support to every student, On Demand provides access to quick support from highly qualified tutors via live chat across core K-12 subjects. Students and tutors collaborate via a shared whiteboard that allows students to draw, upload a file, or share an image of their assignment. The service also offers proven standards-based self-study resources and enrichment classes across core K-12 subjects. PRODUCT EXPANSION Institutional We’re expanding with two new products – Varsity Tutors On Demand and Varsity Tutors Teacher Assigned. These new solutions are oriented around more comprehensive and strategic relationships with schools and lend themselves to long-term partnerships. Initial feedback from our conversations with school districts validates the market need. These products are intended to be rolled out to the entire student population, helping students to get help in realtime and providing teachers with the supplemental learning support tools they need. When these new product offerings are combined with our existing high dosage tutoring product, we believe Nerdy provides the tools that both students and teachers are seeking, offering instant access to ‘always on’ educational resources. During the second quarter we adjusted the Institutional sales team’s focus toward larger school district opportunities where there is an interest in more holistic and longer-lasting partnership. This included the creation of Teacher Assigned and On Demand and a shift to our sales organization being focused on bundled solutions and multi-year needs.

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In Closing

We believe education is on the precipice of a sea change, and that it will become increasingly normal for Learners to select and engage with one primary partner to support their many learning objectives. Nerdy’s ‘always on’ product offerings align with this trend, position us to win the trust and confidence of both consumers and institutions, and to become the preferred solution for their supplemental learning needs in the years ahead.

We appreciate your interest in our Company.

CHUCK COHN

Founder, Chairman & CEO

nerdy	Q2 Earnings Release 2022	10

Financial Highlights

●

Revenue Above High End of Guidance Range – In the second quarter, Nerdy delivered revenue of $42.2 million, exceeding our guidance range of $37-40 million, and up 29% as compared to the second quarter of 2021. Revenue for the six months ended June 30, 2022 was $89.1 million, an increase of 32% from $67.4 million during the same period in 2021. Revenue growth was driven by continued strength in our consumer 1-on-1 audiences and the addition of our institutional business Varsity Tutors for Schools.

●

Small Class and Group Instruction Growth – Small class and group revenue increased 114% to reach $5.5 million in revenue, up from $2.6 million in the second quarter of 2021, and accounted for 13% of second quarter revenue, which compares to 8% in the same period a year ago. The increase was driven by the introduction of small group tutoring in Varsity Tutors for Schools. Small group classes for consumers will primarily be offered via our all-inclusive Learning Membership this back-to-school season in most areas of our business as we evolve the offering toward all-access solutions.

●

Institutional Momentum – In the second quarter Varsity Tutors for Schools signed 44 new contracts and yielded $4.2 million in revenue, representing 10% of second quarter revenue, consistent with our original expectations. We are now actively promoting the unparalleled breadth of Varsity Tutors for Schools’ learning solutions, including High Dosage, On Demand, and Teacher Assigned as we approach the start of the 2022-2023 academic school year.

●

Strong Marketplace Dynamics – Nerdy’s key operating metrics continued to demonstrate strong performance, with Active Learners up 36% and Online Sessions up 35% compared to the second quarter of 2021. The number of Active Experts on the platform increased 42% versus the same period in the prior year.

●

Gross Profit – Gross profit of $28.8 million in the second quarter increased 35.2% year-over-year. Gross profit for the six months ended June 30, 2022 of $61.5 million increased 38% year-over-year. Gross profit increases were primarily driven by growth across consumer 1-on-1 audiences and the addition of our institutional business Varsity Tutors for Schools.

●

Net Loss and Adjusted EBITDA Loss – Net income was $15.3 million in the second quarter versus a net loss of $(0.3) million in the second quarter of 2021. Excluding non-recurring one-time items, non-cash stock compensation expenses, and mark-to-market derivative adjustments, adjusted net loss was $(11.2) million for the second quarter of 2022 versus $(7.9) million in the second quarter of 2021. Consistent with our guidance range of $(9.0) to $(12.0) million, Nerdy reported a non-GAAP adjusted EBITDA loss of $(9.6) million in the second quarter of 2022. This compares to a non-GAAP adjusted EBITDA loss of $(5.0) million in the same period one year ago. For both non-GAAP adjusted net loss and non-GAAP adjusted EBITDA loss, revenue and gross profit improvements were offset by investments in technology and product capabilities, and the build out of Varsity Tutors for Schools. In addition, we previously expanded and enhanced our finance, accounting, and legal functions in connection with being a public company. See pages 19 to 20 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

●

Liquidity and Profitability – With no debt and $121.0 million of cash on our balance sheet, Nerdy has ample liquidity to fund the business and to pursue growth initiatives. We continue to expect to achieve adjusted EBITDA profitability by the end of 2023.

●

Codeverse Acquisition – In July Nerdy completed the acquisition of Codeverse, a platform that helps kids learn to code by creating interactive and shareable video games through guided projects and missions. We intend to integrate Codeverse into our all-inclusive Learning Membership later this year and make it available to our institutional customers next year.

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Third Quarter and Full Year 2022 Outlook

During the second quarter, we continued to execute against our evolution toward ‘always on’ learning with the expansion of our Learning Membership offering, and the delivery of new products and product enhancements across our institutional offerings.

The launch of our Learning Membership model is aimed at providing unparalleled value, supporting Learners comprehensively, simplifying our pricing, and driving longer duration and higher lifetime value relationships. It also significantly simplifies our sales process and reduces operational complexity.

Under our Learning Membership model, revenue is recognized on a linear basis over the term of the contract versus being front weighted (typically over the first three to six months) as is the case in our package model.

This results in lower revenue recognition in the near-term for Learning Membership clients, as compared to package clients, followed by higher revenue recognition thereafter, as illustrated in the below charts, a phenomenon we refer to as a ‘j curve’. While this evolution toward subscription offerings results in lower near-term Package and Class revenue and adjusted EBITDA, the evolution toward an ‘always on’ Learning Membership model will allow us to better support Learners across multiple learning modalities, subjects, and time periods, and we expect that it will ultimately allow us to generate superior customer unit-economics, and drive superior levels of growth and profitability. We are targeting an approximate 6 month ‘j curve’ transition in revenue recognition to achieve equal cumulative revenue recognition for a given customer between the membership and package models (as depicted below).

Revenue Guidance

●	For the full year 2022, we reaffirm expected revenue of $160-175 million, representing 19% growth at the midpoint vs. our 2021 revenue of $140.7 million.

●	For the third quarter of 2022, we expect revenue in the range of $30-33 million.

As is typical for our business, we expect the third quarter to be our lowest revenue generating quarter due to summer seasonality. We expect the impact to be greater this year as we lean into our all-inclusive Learning Membership model as the primary option presented to consumers this back-to-school season. In the fourth quarter, we expect revenue reacceleration during the key back-to-school period driven by growth in the cumulative Learning Membership subscriber base and higher revenues from Varsity Tutors for Schools, which we expect to ramp into the 2022-2023 academic school year. If we continue to see strong demand from consumers for our learning memberships, we expect we will accelerate the transition in the third and fourth quarters — which would impact where we fall within our revenue guidance range.

Adjusted EBITDA Guidance

We continue to actively monitor the level and pace of our investments, including marketing spend and hiring. Our 2022 adjusted EBITDA guidance for both the third quarter and full year reflect investment levels to support continued consumer and Varsity Tutors for Schools growth as we capitalize on the long-term shift towards ‘always on’ learning solutions, while balancing our efficiency and profitability objectives.

●	For the full year 2022, we reaffirm an expected non- GAAP adjusted EBITDA loss in the range of $28-38 million.

●	For the third quarter of 2022, we expect a non-GAAP adjusted EBITDA loss in the range of $14-17 million, reflecting the lower revenue recognition associated with Learning Memberships in the short-term.

Nerdy has ample liquidity to fund the business and to pursue growth initiatives with no debt and $121.0 million of cash on our balance sheet. We continue to expect to achieve adjusted EBITDA profitability by the end of 2023.

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Continued LTV1

Momentum and Learner Engagement

Our investments in innovation, coupled with the long-term education trends we highlighted in February, including the increased adoption and normalization of online learning, the GPA War, and heightened ownership and personal accountability for learning outcomes, continue to drive momentum in our consumer 1-on-1 business, yielding strong engagement and increased demand for our offerings. We continue to invest in the Company’s purpose-built proprietary platform that leverages technology, including AI and machine learning, to connect Learners of all ages to Experts, delivering superior value on both sides of the network. Throughout the quarter, we leveraged our growing dataset to drive further personalization in areas including our AI driven Learner-Expert matching algorithms, adaptive testing capabilities, product recommendations to Learners, and more. As the scale of our platform has grown, our ability to leverage insights that can drive further enhancements to our product offerings continues to improve.

As a result, our recent cohorts’ LTV continues to expand higher than previous periods, demonstrating both LTV momentum and durability (the first quarter is the most recent mature cohort of data given that 90 days of maturation from time of sale is needed).

Our platform served ~74,000 Active Learners and hosted ~630,000 Online Sessions in the second quarter, representing growth of 36% and 35%, respectively, over the same period in the prior year. The period-over-period increases reflect Active Learner and Online Session growth resulting from the successful launch and implementation of Varsity Tutors for Schools, as well as increased consumer engagement and continued strong demand for 1-on-1 online learning. With Active Experts increasing 42% over the second quarter of 2021, our Sessions Taught per Active Expert was down 12% year-over-year.

Small group classes for consumers will primarily be offered via our all-inclusive Learning Membership this back-to-school season in most areas of our business as we evolve the offering toward all-access solutions. By converging our Class offerings into our Learning Membership in most areas, we anticipate a shift to fewer Active Learners in the near-term, and higher Revenue per Active Learner relationships over time that lead to superior customer unit-level economics. We continue to believe that the combination of our unique platform, product offerings, and ability to deliver high-quality live learning at scale, personalized to each Learner, positions us for continued growth as the education landscape rapidly evolves.

1.

X-axis represents elapsed quarters and Y-axis represents net LTV. Total Bookings Lifetime Value (“LTV”) defined as new 1-on-1 customer cohort actual spend for historical months, multiplied by average gross margin rate. Bookings is a non-GAAP measure representing client purchases inclusive of payments due within 30 days minus refunds recorded during the period, a close proxy for cash receipts from customers.

2.	Percentage change represents the most mature quarter LTV vs. 2019.

3.	Please see the section titled “Key Performance Metrics and non-GAAP Financial Measures” on pages 22 to 23 for KPI definitions.

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Financial Discussion

Revenue

Revenue for the three months ended June 30, 2022 was $42.2 million, an increase of 29% from $32.8 million during the same period in 2021. Revenue for the six months ended June 30, 2022 of $89.1 million increased 32% from $67.4 million during the same period in 2021. We continue to deliver strong and durable revenue growth across both our consumer and institutional offerings as we capitalize on prior investments in product development and execute against the long-term education trends toward ‘always on’ learning. We are seeing lower demand for enrichment classes this summer, consistent with heightened travel; however, consumer 1-on-1 academic and professional audiences continued to show strength.

Gross Profit and Gross Margin

Gross profit of $28.8 million for the three months ended June 30, 2022 increased by $7.5 million, or 35% compared to the same period in 2021. Gross profit for the six months ended June 30, 2022 of $61.5 million increased by $16.9 million, or 38%, compared to the same period in 2021. Gross margin of 68.2% and 69.0% for the three and six months ended June 30, 2022, respectively, was 328 and 276 bps higher than gross margin of 64.9% and 66.3% during the comparable periods in 2021. Gross profit increases were driven by growth across consumer 1-on-1 audiences and the addition of Varsity Tutors for Schools.

Sales and Marketing

Sales and marketing expenses for the three months ended June 30, 2022 on a GAAP basis were $18.0 million, an increase of $3.8 million from $14.2 million in the same period in 2021. Excluding non-cash stock compensation, sales and marketing expenses for the three months ended June 30, 2022 were $17.0 million, or 40% of revenue, compared to $14.2 million, or 43% of revenue in the same period in 2021, partially reflecting our efforts in the quarter to drive marketing efficiency.

Sales and marketing expenses for the six months ended June 30, 2022 on a GAAP basis were $41.0 million, an increase of $12.2 million from $28.7 million in the same period in 2021. Excluding non-cash stock compensation, sales and marketing expenses for the six months ended June 30, 2022 were $38.9 million, or 44% of revenue, compared to $28.7 million, or 43% of revenue in the same period in 2021.

In the second quarter we began to moderate the level of third-party marketing spend, yielding efficiencies in our consumer business. We continued to make investments in our institutional sales and go-to-market organization in support of Varsity Tutors for Schools, and expect to grow into these investments as revenue grows faster than expenses heading into the 2022-2023 academic school year. Marketing expenses as a percentage of revenue may fluctuate from quarter to quarter based on bookings, consumption patterns that drive revenue levels, seasonality, and the timing of our investments in marketing activities.

General and Administrative

General and administrative expenses for the three months ended June 30, 2022 on a GAAP basis were $32.7 million, an increase of $18.2 million from $14.5 million in the same period in 2021. Excluding non-recurring one-time items and non-cash stock compensation expenses, general and administrative expenses for the three months ended June 30, 2022 were $22.9 million, or 54% of revenue, compared to $13.7 million, or 42% of revenue in the second quarter of 2021.

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General and administrative expenses for the six months ended June 30, 2022 on a GAAP basis were $63.3 million, an increase of $35.5 million from $27.8 million in the same period in 2021. Excluding non-recurring one-time items and non-cash stock compensation expenses, general and administrative expenses for the six months ended June 30, 2022 were $42.0 million, or 47% of revenue, compared to $24.4 million, or 36% of revenue in the first half of 2021.

Prior investments in new product development and administrative expenses related to being a public company resulted in higher second quarter and year-to-date expenses versus the comparable periods last year. New product development investments have allowed us to launch a new suite of products including Learning Memberships and our On Demand and Teacher Assigned institutional offerings. During the second quarter, we began to slow the pace of corporate hiring. As we gain leverage from prior investments in product development and from the build out of the organization to support Varsity Tutors for Schools, we will reassess the level and pace of investments in new talent.

Net Income (Loss), Non-GAAP Adjusted Net Loss, and Non-GAAP Adjusted EBITDA Loss

Net income on a GAAP basis was $15.3 million for the three months ended June 30, 2022, an increase of $15.6 million from a net loss of $(0.3) million in the same period in 2021. For the three months ended June 30, 2022, the increase in GAAP earnings was largely driven by mark-to-market derivative adjustments. Excluding non-recurring one-time items, non-cash stock compensation expenses, and mark-to-market derivative adjustments, adjusted net loss was $(11.2) million for the second quarter of 2022 versus $(7.9) million in the second quarter of 2021.

For the six months ended June 30, 2022, net loss on a GAAP basis was $(16.5) million, a decrease of $10.4 million from a net loss of $(6.1) million in the same period in 2021. Excluding non-recurring one-time items, non-cash stock compensation expenses, and mark-to-market derivative adjustments, adjusted non-GAAP net loss for the six months ended June 30, 2022 was $(19.4) million versus a non-GAAP adjusted net loss of $(11.1) million in the same period in 2021.

Non-GAAP adjusted EBITDA loss was $(9.6) million in the second quarter of 2022 and $(16.3) million for the first six months of the year, compared to a non-GAAP adjusted EBITDA loss of $(5.0) million in the second quarter of 2021 and $(5.3) million for the first six months of 2021.

For both non-GAAP adjusted net loss and non-GAAP adjusted EBITDA loss, revenue and gross profit improvements were offset by investments in technology and product capabilities, and the build out of Varsity Tutors for Schools. In addition, we previously expanded and enhanced our finance, accounting, and legal functions in connection with being a public company.

See pages 19 to 20 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Liquidity and Capital Resources

As of June 30, 2022, the Company’s principal sources of liquidity were cash and cash equivalents of $121.0 million, providing ample liquidity to operate against our plan and achieve expected profitability by the end of 2023. Our strong balance sheet puts us in a position of strength to strategically invest in growth initiatives as the market for supplemental learning expands in size, estimated to reach upwards of $75 billion by 2025, and quickly shifts from offline to online.

Conference Call Details

Nerdy’s management will host a conference call to discuss its financial results on Monday, August 15, 2022 at 5:00 PM Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-844-200-6205. International callers can dial 1-929-526-1599. The Conference ID is 802623.

A live webcast of the call will also be available on Nerdy’s investor relations website at nerdy. com/investors. A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until August 22, 2022 by dialing 1-866-813-9403 from the U.S. or 44-204-525-0658 from all other locations, and entering the access code 599693.

Contacts

press@nerdy.com

investors@nerdy.com

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CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$42,186	$32,786	$89,111	$67,351
Cost of revenue	13,431	11,513	27,583	22,705

Gross Profit	28,755	21,273	61,528	44,646
Sales and marketing expenses	18,011	14,165	40,957	28,747
General and administrative expenses	32,751	14,527	63,260	27,772

Operating Loss	(22,007)	(7,419)	(42,689)	(11,873)
Unrealized gain on derivatives	(37,336)	—	(26,294)	—
Interest (income) expense, net	(5)	1,254	(12)	2,491
Other expense, net	57	58	74	93
Gain on extinguishment of debt	—	(8,395)	—	(8,395)

Earnings (Loss) before Income Taxes	15,277	(336)	(16,457)	(6,062)
Income tax expense	—	—	13	—

Net Earnings (Loss)	15,277	(336)	(16,470)	(6,062)
Net loss attributable to legacy Nerdy holders prior to the reverse recapitalization	—	(336)	—	(6,062)
Net earnings (loss) attributable to noncontrolling interests	6,582	—	(8,320)	—

Net Earnings (Loss) Attributable to Class A Common Stockholders	$8,695	$—	$(8,150)	$—

Earnings (Loss) per share of Class A Common Stock:
Basic	$0.10	$—	$(0.10)	$—
Diluted	$0.09	$—	$(0.10)	$—
Weighted-Average Shares of Class A Common Stock Outstanding:
Basic	86,373	—	83,018	—
Diluted	88,600	—	83,018	—

REVENUE (Unaudited)

(in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	%	2021	%	2022	%	2021	%
One-on-one	$35,972	85%	$28,800	88%	$75,011	84%	$59,660	89%
Class and group	5,488	13%	2,560	8%	11,842	13%	4,410	6%
Other (a)	726	2%	1,426	4%	2,258	3%	3,281	5%

Revenue	$42,186	100%	$32,786	100%	$89,111	100%	$67,351	100%

(a)

Other consists of the legacy Veritas Prep LLC business and EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) (collectively, the “Legacy Businesses”) and other services.

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CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	June 30, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$120,976	$143,964
Accounts receivable, net	2,837	5,321
Other current assets	4,133	6,165

Total Current Assets	127,946	155,450
Fixed assets, net	11,697	10,718
Goodwill	5,717	5,717
Intangible assets, net	3,877	4,428
Other assets	4,408	832

Total Assets	$153,645	$177,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,320	$3,590
Deferred revenue	22,557	30,005
Due to legacy Nerdy holders	—	841
Other current liabilities	9,128	7,473

Total Current Liabilities	35,005	41,909
Other liabilities	15,112	39,431

Total Liabilities	50,117	81,340
Stockholders’ Equity
Class A common stock	9	8
Class B common stock	7	7
Additional paid-in capital	506,963	490,220
Accumulated deficit	(447,858)	(439,708)
Accumulated other comprehensive (loss) income	(7)	136

Total Stockholders’ Equity Excluding Noncontrolling Interests	59,114	50,663
Noncontrolling interests	44,414	45,142

Total Stockholders’ Equity	103,528	95,805

Total Liabilities and Stockholders’ Equity	$153,645	$177,145

nerdy	Q2 Earnings Release 2022	17

CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2022	2021
Cash Flows From Operating Activities
Net Loss	$(16,470)	$(6,062)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	2,861	2,629
Amortization of intangibles	308	536
Unrealized gain on derivatives	(26,294)	—
Gain on extinguishment of debt	—	(8,395)
Stock-based compensation	23,344	1,004
Amortization of deferred debt charges	—	335
Other changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	2,484	(967)
Decrease (increase) in other current assets	1,119	(435)
Decrease in other assets	580	11
(Decrease) increase in accounts payable	(270)	119
Increase in other current liabilities	248	65
Decrease in other liabilities	(653)	(102)
(Decrease) increase in deferred revenue	(7,448)	425

Net Cash Used In Operating Activities	(20,191)	(10,837)

Cash Flows From Investing Activities
Capital expenditures	(2,714)	(2,115)

Net Cash Used In Investing Activities	(2,714)	(2,115)

Cash Flows From Financing Activities
Payments to legacy Nerdy holders	(767)	—
Payments of reverse recapitalization costs	—	(1,606)
Other	(70)	—

Net Cash Used In Financing Activities	(837)	(1,606)

Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	(13)	11

Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(23,755)	(14,547)
Cash, Cash equivalents, and Restricted Cash, Beginning of Year	145,879	30,682

Cash, Cash Equivalents, and Restricted Cash, End of Period	$122,124	$16,135

Supplemental Cash Flow Information
Stock-based compensation included in capitalized internal use software	$1,168	$—
Purchase of fixed assets included in accounts payable	—	79

nerdy	Q2 Earnings Release 2022	18

RECONCILIATION OF GAAP TO NON-GAAP SALES AND

MARKETING EXPENSE (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Sales and marketing expenses	$18,011	$14,165	$40,957	$28,747
Less:
Stock-based compensation	970	—	2,045	—

Non-GAAP sales and marketing expenses	$17,041	$14,165	$38,912	$28,747

RECONCILIATION OF GAAP TO NON-GAAP GENERAL AND

ADMINISTRATIVE EXPENSE (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
General and administrative expenses	$32,751	$14,527	$63,260	$27,772
Less:
Stock-based compensation	9,884	502	21,299	1,004
Transaction related costs	—	340	—	2,386

Non-GAAP general and administrative expenses	$22,867	$13,685	$41,961	$24,382

RECONCILIATION OF GAAP NET EARNINGS (LOSS) TO

ADJUSTED EBITDA LOSS (Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Earnings (Loss)	$15,277	$(336)	$(16,470)	$(6,062)
Add:
Interest (income) expense, net	(5)	1,254	(12)	2,491
Income and franchise taxes	—	61	13	125
Depreciation and amortization	1,590	1,580	3,169	3,165
Stock-based compensation	10,854	502	23,344	1,004
Unrealized gain on derivatives	(37,336)	—	(26,294)	—
Gain on extinguishment of debt	—	(8,395)	—	(8,395)
Transaction related costs	—	340	—	2,386

Adjusted EBITDA Loss	$(9,620)	$(4,994)	$(16,250)	$(5,286)

nerdy	Q2 Earnings Release 2022	19

RECONCILIATION OF GAAP NET EARNINGS (LOSS) TO ADJUSTED NET LOSS

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Earnings (Loss)	$15,277	$(336)	$(16,470)	$(6,062)
Add:
Stock-based compensation	10,854	502	23,344	1,004
Unrealized gain on derivatives	(37,336)	—	(26,294)	—
Gain on extinguishment of debt	—	(8,395)	—	(8,395)
Transaction related costs	—	340	—	2,386

Adjusted Net Loss	$(11,205)	$(7,889)	$(19,420)	$(11,067)

nerdy	Q2 Earnings Release 2022	20

KEY FINANCIAL AND OPERATING METRICS

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
Active Learners in ones; favorable/(unfavorable)	2022	2021	%	2022	2021	%
Active Learners	73,976	54,206	36%	102,164	72,856	40%

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
dollars in ones; favorable/(unfavorable)	2022	2021	%	2022	2021	%
Revenue per Active Learner	$570	$605	(6)%	$872	$924	(6)%

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
Sessions in thousands; favorable/(unfavorable)	2022	2021	%	2022	2021	%
Sessions	630	468	35%	1,374	945	45%

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
Sessions Taught per Active Expert in ones: favorable/(unfavorable)	2022	2021	%	2022	2021	%
Sessions Taught per Active Expert	36	41	(12)%	62	69	(10)%

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
in hours; favorable/(unfavorable)	2022	2021	%	2022	2021	%
One-on-One Average Session Length	1.34	1.32	2%	1.29	1.31	(2)%

CAPITALIZATION RECONCILIATION (Unaudited)

(in thousands)

June 30, 2022
Class A Common Shares	86,830
Combined Interests that can be converted into shares of Class A Common Stock	65,257

Total outstanding share count, excluding Earnouts	152,087
Earnouts	7,964

Total outstanding share count, end of period	160,051

nerdy	Q2 Earnings Release 2022	21

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net loss.

Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses. Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses and transaction-related expenses.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-recurring one-time items, gain or loss on debt extinguishment, gain or loss on mark-to-market derivative financial instruments, transaction costs, and non-cash stock-based compensation expenses.

Non-GAAP adjusted net earnings or loss is defined as net income or net loss, as applicable, excluding non-recurring one-time items, gain or loss on debt extinguishment, gain or loss on mark-to-market derivative financial instruments, transaction costs, and non-cash stock-based compensation expenses.

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period in which they are incurred and include salaries, benefits, and stock-based compensation expense for certain employees as well as support services, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non-GAAP measures of financial results provide useful supplemental information. The Company’s management uses these non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the table above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Active Learners is defined as the unique number of Learners attending a paid online 1-on-1 instruction, a paid online class, or a paid group tutoring session in a given period (excluding Legacy Businesses and our subscription service, VT+). An increase or decrease in the number of Active Learners is a key indicator of our ability to attract and engage Learners.

Active Experts is defined as the unique number of Experts instructing an online 1-on-1 session, an online class, or a group tutoring session in a given period (excluding Legacy Businesses). An increase or decrease in the number of Active Experts is a key indicator of our ability to attract Experts to our marketplace.

Revenue per Active Learner is defined as GAAP revenue divided by the number of Active Learners in a given year or period.

Online Sessions are defined as the total number of online 1-on-1 sessions, the number of paid online group classes attendees, and the number of paid group tutoring session attendees in a given period (excluding Legacy Businesses and our subscription service, VT+).

nerdy	Q2 Earnings Release 2022	22

Sessions Taught per Active Expert is calculated as the number of 1-on-1 sessions, the number of paid online group classes, and the number of paid group tutoring sessions per active Expert in a given period (excluding Legacy Businesses and our subscription service, VT+).

1-on-1 average session length is defined as a session (e.g., an instructional meeting) between a Learner and a single Expert in an online, 1-on-1 setting. Amounts exclude Legacy Businesses and VT+.

Bookings represent client purchases inclusive of payments due within 30 days minus refunds recorded during the period, a close proxy for cash receipts from customers; and contracted amounts in the next 12 months for Varsity Tutors for Schools.

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by, or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

Non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net income or loss should not be considered in isolation, as an alternative to, or superior to net loss, revenue, cash flows or other performance measure derived in accordance with GAAP. We believe these metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of non-GAAP metrics is an appropriate measure of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an implication that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on mark-to-market derivative financial instruments, or share based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these non-GAAP measures to the most directly comparable GAAP measures for historical periods.

Forward-Looking Statements

The information included herein and in any oral statements made in connection herewith may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future. Additionally, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “approximately,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “outlook,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “seeks,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

nerdy	Q2 Earnings Release 2022	23

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our limited operating history, which makes it difficult to predict our future financial and operating results; our history of net losses; risks associated with our intellectual property, including claims that we infringe on a third party’s intellectual property rights; risks associated with our classification of some individual and entities we contract with as independent contractors; risks associated with the liquidity and trading of the Company’s securities; risks associated with payments that we may be required to make under the tax receivable agreement; risks associated with the terms of our warrants; litigation, regulatory, and reputational risks arising from the fact that many of our learners are minors; our lack of an effective control environment that meets our accounting and reporting requirements; changes in applicable laws or regulations; the possibility of cyber-related incidents and their related impacts on our business and results of operations; the possibility that COVID-19 may adversely affect our results of operations, financial position, and cash flows; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our rapid growth. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 28, 2022, as well as other filings that we may make from time to time with the SEC.

nerdy	Q2 Earnings Release 2022	24